EXHIBIT 21.1

QUEPASA CORPORATION

Subsidiaries

Quepasa.com de Mexico

PVBC, LLC, a Delaware limited liability company

QP Funding, LLC, a Delaware limited liability company

Quepasa Education, LLC, a Delaware limited liability company

Quepasa Market Intelligence, LLC, a Delaware limited liability company

Quepasa Mobile Entertainment, LLC, a Delaware limited liability company